EXHIBIT 10.2

SPECTRA ENERGY CORP

RETENTION STOCK AWARD AGREEMENT

This Retention Stock Award Agreement (the “Agreement”) has been made as of _________ (the “Date of Grant”) between Spectra Energy Corp, a Delaware corporation, with its principal offices in Houston, Texas (the “Company”), and ______ (the “Grantee”).

RECITALS
Under the amended and restated Spectra Energy Corp 2007 Long-Term Incentive Plan as it may, from time to time, be amended (the “Plan”), the Compensation Committee of the Board of Directors of the Company (the “Committee”), or its delegatee, has determined the form of this Agreement (which also includes Schedule A hereto or Schedule B hereto, as applicable to the Grantee) and selected the Grantee, as an Employee, to receive the award evidenced by this Agreement (the “Award”) and the Phantom Stock units and tandem Dividend Equivalents that are subject hereto. The basis for the Award is to provide an incentive for the Employee to remain with the Company and to improve Employee retention. Awards are not intended for Employees who have given notice of resignation or who have been given notice of termination by the Company or an employing Subsidiary, and will not accrue to Employees once such notices are given. For clarity, Awards do not accrue for Employees who have received notice, given notice or have been determined to be entitled to a notice period by a court, and no damages suffered by an Employee due to lack of sufficient notice will include compensation for loss of vesting rights or accrual of an Award, notwithstanding any statutory, contractual, or common law period of notice of termination, or compensation in lieu of such notice, to which an employee may be entitled. The applicable provisions of the Plan are incorporated in this Agreement by reference, including the definitions of terms contained in the Plan (unless such terms are otherwise defined herein).

AWARD

In accordance with the Plan, the Company has made this Award, effective as of the Date of Grant and upon the following terms and conditions:

Section 1.    Number and Nature of Phantom Stock Units and Tandem Dividend Equivalents. The number of Phantom Stock units and the number of tandem Dividend Equivalents subject to this Award are each ________ (____). Each Phantom Stock unit, upon becoming vested before its expiration, represents a right to receive payment in the form of one (1) share of Common Stock. Each tandem Dividend Equivalent represents a right to receive cash payments equivalent to the amount of cash dividends declared and paid on one (1) share of Common Stock after the Date of Grant and before the Dividend Equivalent expires. Phantom Stock units and Dividend Equivalents are used solely as units of measurement, and are not shares of Common Stock, and the

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Grantee is not, and has no rights as, a shareholder of the Company by virtue of this Award. The Phantom Stock units and Dividend Equivalents subject to this Award have been awarded to the Grantee in respect of services to be performed by the Grantee exclusively in and after the year in which the Award is made.

Section 2.    Vesting of Phantom Stock Units. The specified percentage of the Phantom Stock units subject to this Award, and not previously forfeited, shall vest, with such percentage considered satisfied to the extent such Phantom Stock units have previously vested, as follows:

(a)    Generally. 100% upon Grantee continuously remaining an Employee of the Company, including Subsidiaries, through the third anniversary of the Date of Grant (the “Vesting Period”).

(b)     Death or Disability. If Grantee’s employment terminates (i) as the result of Grantee’s death or (ii) as the result of Grantee’s “permanent and total disability” as defined in Section 1 of Schedule A hereto or Section 1 of Schedule B hereto, as applicable to the Grantee, then (iii) the number of Phantom Stock units and tandem Dividend Equivalents not yet vested as of the date of such employment termination to which the Grantee shall have a right to payment hereunder shall be prorated to reflect the number of months during the Vesting Period during which Grantee’s active employment with the Company, including Subsidiaries, (“Active Employment”) continued, and the remaining Phantom Stock units shall be forfeited, and (iv) the unforfeited Phantom Stock units determined in accordance with clause (iii) shall vest immediately. Solely for purposes of calculating the prorated payment in clause (iii) of the preceding sentence, if the Grantee’s Active Employment continued for at least one (1) day during a calendar month in the Vesting Period, Grantee’s Active Employment shall be considered to have continued for the entirety of such month, but in no event for more than thirty-six (36) months.

(c)     Involuntary Termination Without Cause. If Grantee’s employment is terminated by the Company, or employing Subsidiary, other than for Cause, regardless of reason for termination or the party giving notice, (i) the number of Phantom Stock units and tandem Dividend Equivalents to which the Grantee shall have a right to payment hereunder shall be prorated to reflect the number of months of Active Employment during the Vesting Period, and shall vest immediately, and (ii) the remaining Phantom Stock units shall be forfeited. Solely for purposes of calculating the prorated payment in clause (i) of the preceding sentence, if the Grantee’s Active Employment continued for at least one (1) day during a calendar month in the Vesting Period, Grantee’s Active Employment shall be considered to have continued for the entire month, but in no event for more than thirty-six (36) months. The additional provisions of Section 2 of Schedule B hereto are incorporated herein if Schedule B is applicable to the Grantee.

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(d)    Change in Control.     All Phantom Stock units and tandem Dividend Equivalents to which the Grantee has the right to payment hereunder shall become 100% vested to the extent not yet vested as provided for in this Section 2 above, if, following the occurrence of a Change in Control and before the second anniversary of such occurrence, (i) the Grantee’s employment is terminated involuntarily, and not for Cause, by the Company, or employing Subsidiary, or their successor; or (ii) such employment is terminated by the Grantee for Good Reason.

For the purposes of this Agreement, “Good Reason” is defined as the occurrence (without the Grantee’s express written consent) of any of the following, unless such act or failure to act is corrected, prior to the effective date of Grantee’s termination of employment, as specified in Grantee’s notice termination, as provided in the following paragraph: (A) a substantial adverse alteration in the nature or status of the Grantee’s responsibilities; (B) a reduction in the Grantee’s annual base salary, provided that there is not an across-the-board reduction similarly affecting all or substantially all similarly-situated employees of the Company and employing Subsidiaries; (C) a reduction in the Grantee’s target annual bonus, provided that there is not an across-the-board reduction similarly affecting all similarly-situated employees of the Company and employing Subsidiaries; (D) the elimination of any material employee benefit plan in which the Grantee is a participant or the material reduction of Grantee’s benefits under such plan, unless the Company either (1) immediately replaces such employee benefit plan or unless the Grantee is permitted to immediately participate in other employee benefit plan(s) providing the Grantee with a substantially equivalent value of benefits in the aggregate to those eliminated or materially reduced, or (2) immediately provides the Grantee with other forms of compensation of comparable value to that being eliminated or reduced; (E) a relocation without the written consent of the Grantee that requires the Grantee to report to a work location more than thirty-five (35) miles from the work location to which the Grantee was assigned prior to the Change in Control.

Grantee is required to provide notice to the Company of the existence of any of the conditions set forth in the “Good Reason” definition in this Section 2(d) at least fifteen (15), but not more than sixty (60), days prior to the date of Grantee’s termination of employment. Upon receipt of such notice, the Company may, prior to the effective date of Grantee’s termination of employment, cure or remedy such condition. If Grantee terminates from employment after providing notice and after the Company has cured the condition within the time frame set forth in this Section 2(d),then such termination of employment will be considered to be a voluntary termination of employment, and not a separation for Good Reason.

The Grantee’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason pursuant to the foregoing provisions of this Section 2(d).

Section 3.    Definition of “Cause.” For the purposes of this Agreement, “Cause” for termination by the Company or an employing Subsidiary of the Grantee’s employment shall include (i) a material failure by the Grantee to carry out, or

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malfeasance or gross insubordination in carrying out, reasonably assigned duties or instructions consistent with the Grantee’s position, (ii) the final conviction of the Grantee of a (A) felony, (B) crime or criminal offense involving moral turpitude, or (C) criminal or summary conviction offense that is related to the Grantee’s employment with the Company or an employing Subsidiary, (iii) an egregious act of dishonesty by the Grantee (including, without limitation, theft or embezzlement) in connection with employment, or a malicious action by the Grantee toward the customers or employees of the Company or any affiliate, (iv) a material breach by the Grantee of the Company’s Code of Business Ethics, (v) the failure of the Grantee to cooperate fully with governmental investigations involving the Company or its affiliates, or (vi) the usual meaning of just cause under Canadian common law, if applicable; all as determined by the Company in its sole discretion.

Section 4.     Forfeiture/Expiration. Any Phantom Stock unit subject to this Award shall be forfeited upon notice of the termination of Grantee’s continuous employment with the Company and its Subsidiaries, whether such notice is given by the Grantee or by the Company, including Subsidiaries, from the Date of Grant, except to the extent otherwise provided in Section 2, and, if not previously vested and paid, or deferred, or forfeited, shall expire immediately before the third anniversary of the Date of Grant. Any Dividend Equivalent subject to this Award shall expire at the time the unit of Phantom Stock with respect to which the Dividend Equivalent is in tandem (i) is vested and paid, or, to the extent permitted by the laws of the applicable jurisdiction, deferred, (ii) is forfeited, or (iii) expires. The additional provisions of Section 3 of Schedule B hereto are incorporated herein if Schedule B is applicable to the Grantee.

Section 5.    Dividend Equivalent Payments. Payment with respect to any Dividend Equivalent subject to this Award that is in tandem with a Phantom Stock unit that is vested and paid shall be paid in a single lump sum cash payment as soon as practicable following the vesting and payment of the Phantom Stock unit, and in no event later than the end of the third calendar year following the year of the Date of Grant, except, if the vested Phantom Stock unit is deferred by the Grantee as provided in Section 6, payment with respect to the tandem Dividend Equivalent shall likewise be deferred. Payment under this Section 5 shall be made not later than thirty (30) days after payment hereunder of the related tandem Phantom Stock units. The Dividend Equivalent payment amount shall equal the aggregate cash dividends declared and paid with respect to one (1) share of Common Stock for the period beginning on the Date of Grant and ending on the date the vested, tandem Phantom Stock unit is paid or deferred and before the Dividend Equivalent expires. However, should the Grantee receive payment of Phantom Stock units under this Award without the right to receive a dividend and, because of the timing of the declaration of such dividend, the Grantee is not otherwise entitled to payment under the expiring Dividend Equivalent with respect to such dividend, the Grantee, nevertheless, shall be entitled to such payment. Dividend Equivalent payments shall be subject to withholding for taxes. Notwithstanding any other provision hereof, to the extent necessary for this Agreement not to be construed as a salary deferral arrangement under Canadian law, in no event will any Dividend Equivalent to which the Grantee may be entitled vest, or will the right to receive a

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payment in respect of any Dividend Equivalent arise, after December 30 of the calendar year which is three years following the end of the year in which any portion of the services to which the award of such Dividend Equivalent relates were performed by the Grantee, and in the event this would, apart from this provision, occur, notwithstanding any other provision hereof, the applicable Dividend Equivalent will vest and the Grantee will be entitled to receive payment of such Dividend Equivalent on December 30 (or the first date prior thereto that is not a Saturday, Sunday or holiday) in the first calendar year which is three years following the end of the year in which any portion of the services to which the award of such Dividend Equivalent relates were performed by the Grantee.

Section 6.    Payment of Phantom Stock Units. Payment of Phantom Stock units subject to this Award shall be made to the Grantee in a single lump sum payment as soon as practicable following the time such units become vested in accordance with Section 2 prior to their expiration but in no event later than thirty (30) days following such vesting and in no event later than the end of the third calendar year following the year of the Date of Grant, except to the extent deferred by Grantee in accordance with such procedures as the Committee, or its delegatee, may prescribe consistent with the requirements of Code Section 409A or any Canadian law equivalent, as applicable. Any deferral of Phantom Stock units by the Grantee hereunder shall apply to both the shares of Common Stock and the related tandem Dividend Equivalents. Payment shall be subject to withholding for taxes. Payment shall be in the form of one (1) share of Common Stock for each full vested unit of Phantom Stock and any fractional vested unit of Phantom Stock shall not be payable unless and until subsequent vesting results in a full unit of Phantom Stock becoming vested. Notwithstanding the foregoing, the number of shares of Common Stock that would otherwise be paid (valued at Fair Market Value on the date the respective unit of Phantom Stock became vested, or if later, payable) shall be reduced by the Committee, or its delegatee, in its sole discretion, to fully satisfy any tax required to be withheld, unless the Company, or employing Subsidiary, as applicable, and the Grantee agree that such tax obligations will instead be satisfied by the Grantee timely tendering to the Company, or employing Subsidiary, as applicable, sufficient cash to satisfy such obligations and the Grantee does timely tender such cash. In the event that payment, after any such reduction in the number of shares of Common Stock to satisfy withholding for tax requirements, would be less than ten (10) shares of Common Stock, then, if so determined by the Committee, or its delegatee, in its sole discretion, payment, instead of being made in shares of Common Stock, shall be made in a cash amount equal in value to the shares of Common Stock that would otherwise be paid, valued at Fair Market Value on the date the respective Phantom Stock units became vested, or if later, payable.

Section 7.    No Employment Right. Nothing in this Agreement or in the Plan shall confer upon the Grantee the right to continued employment by the Company or any Subsidiary, or affect the right of the Company or any Subsidiary to terminate the employment or service of the Grantee at any time for any reason.

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Section 8.    Nonalienation. The Phantom Stock units and Dividend Equivalents subject to this Award are not assignable or transferable by the Grantee. Upon any attempt to transfer, assign, pledge, hypothecate, sell or otherwise dispose of any such Phantom Stock unit or Dividend Equivalent, or of any right or privilege conferred hereby, or upon the levy of any attachment or similar process upon such Phantom Stock unit or Dividend Equivalent, or upon such right or privilege, such Phantom Stock unit or Dividend Equivalent, or right or privilege, shall immediately become null and void.

Section 9.    Determinations. Determinations by the Committee, or its delegatee, shall be final and conclusive with respect to the interpretation of the Plan and this Agreement.

Section 10.    Governing Law and Severability. The validity and construction of this Agreement shall be governed by the laws of the state of Delaware applicable to transactions taking place entirely within that state. The invalidity of any provision of this Agreement shall not affect any other provision of this Agreement, which shall remain in full force and effect.

Section 11. Code Section 409A. Notwithstanding any provision of this Agreement to the contrary, for the purposes of this Agreement, the termination of Grantee’s employment shall not result in the payment of any amount hereunder that is subject to, and not exempt from, Code Section 409A, unless such termination of employment constitutes a “separation from service” as defined under Code Section 409A. Further, notwithstanding any provision of this Agreement to the contrary, if any payment or other benefit provided herein would be subject to unfavorable tax consequences under Code Section 409A because the timing of such payment is not delayed as provided in Code Section 409A for a “specified employee” (within the meaning of Code Section 409A), then if the Grantee is a “specified employee,” any such payment that the Grantee would otherwise be entitled to receive during the first six (6) months following Grantee’s termination of employment from the Company, including Subsidiaries, shall be accumulated and paid, within thirty (30) days after the date that is six (6) months following the Grantee’s date of termination of employment from the Company, including Subsidiaries, or such earlier date upon which such amount can be paid under Code Section 409A without being subject to such unfavorable tax consequences such as, for example, upon the Grantee’s death.

Section 12.    Conflicts with Plan, Correction of Errors, Grantee’s Consent, and Amendments. In the event that any provision of this Agreement conflicts in any way with a provision of the Plan, such Plan provision shall be controlling and the applicable provision of this Agreement shall be without force and effect to the extent necessary to cause such Plan provision to be controlling. In the event that, due to administrative error, this Agreement does not accurately reflect a Retention Stock Award properly granted to Grantee pursuant to the Plan, the Company, acting through its Executive Compensation Department, reserves the right to cancel any erroneous document and, if appropriate, to replace the cancelled document with a corrected document. It is the intention of the Company and the Grantee that this Agreement either (i) comply with the

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salary deferral arrangement rules under Canadian law and Code Section 409A, as applicable, or (ii) not be construed as a salary deferral arrangement under Canadian law and be exempt from Code Section 409A, to the extent applicable. Accordingly, this Agreement shall be interpreted as necessary and to the extent legally permissible to comply with the requirements of, or exemption under, Canadian law and Code Section 409A, as applicable, as determined by the Committee or its delegatee. Grantee shall also be deemed to consent to any amendment of the Plan or the Agreement as the Committee may reasonably make in furtherance of such intention, and the Committee shall promptly provide, or make available to, the Grantee a copy of any such amendment. Finally, this Agreement may be amended or modified at any time and from time to time by action of the Committee.

Section 13. Grantee Confidentiality Obligations.  In accepting this Retention Stock Award, Grantee acknowledges that Grantee is obligated under Company policy, and under federal, state, provincial and other applicable law, to protect and safeguard the confidentiality of trade secrets and other proprietary and confidential information belonging to the Company and its affiliates that are acquired by Grantee during Grantee’s employment with the Company and its affiliates, and that such obligations continue beyond the termination of such employment. Grantee agrees to notify any subsequent employer of such obligations and that the Company and its affiliates, in order to enforce such obligations, may pursue legal recourse not only against Grantee, but against a subsequent employer of Grantee. Grantee agrees that he shall not disclose the existence or terms of this Agreement to anyone other than his spouse, tax advisor(s) and/or attorney(s), provided that he first obtains the agreement of such persons to be bound by the confidentiality provisions of this paragraph. Grantee also agrees to immediately give the Company written notice in accordance with the provisions of this Agreement in the event he is legally required to disclose any of the confidential information covered by the provisions of this paragraph.

Section 14. Nonsolicitation. Grantee further agrees that he will not, either directly or indirectly, solicit, hire or employ, or cause any other person, company, or entity to solicit, hire or employ, any employee or contractor retained or employed by the Company or its affiliates during the period of Grantee’s employment and for the period set forth in Section 2 of Schedule A hereto or Section 4 of Schedule B hereto, as applicable to the Grantee. The provisions of this paragraph shall not apply to contact initiated by an employee or contractor of the Company or its affiliates in response to a general solicitation of applications for employment. Grantee agrees that this Agreement is subject to the provisions of this paragraph.

Section 15. Notices. All notices under this Agreement shall be mailed or delivered by hand to the parties at their respective addresses set forth beneath their signatures below or at such other address as may be designated in writing by either party to the other party, or to their permitted transferees if applicable. Notices shall be effective upon receipt.

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Section 16. Payments Subject to Clawback. To the extent that any payment under this Agreement is subject to clawback under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, as it may be amended from time to time, such amount will be clawed back in appropriate circumstances, as determined under the terms and conditions prescribed by such Act and the authority issued thereunder.

Section 17. Equitable Remedies. Grantee hereby acknowledges and agrees that a breach of Grantee’s obligations under this Agreement would result in damages to the Company that could not be adequately compensated for by monetary award. Accordingly, in the event of any such breach by Grantee, in addition to all other remedies available to the Company at law or in equity,the Company will be entitled as a matter of right to apply to a court of competent jurisdiction for such relief by way of restraining order, injunction, decree or otherwise, as may be appropriate to ensure compliance with the provisions of this Agreement.

Section 18. Arbitration Agreement. The Grantee and the Company both agree that any dispute arising out of or related to this Agreement, which does not involve the Company seeking a court injunction or other relief as provided for in Section 17, shall be resolved by binding arbitration under the employment dispute resolution rules of the American Arbitration Association and that any proceeding under the provisions of this Section 18 shall be held in Houston, Texas. The parties both irrevocably WAIVE ANY AND ALL RIGHTS TO A JURY as to any and all claims and issues in any such dispute. By this provision, both the Grantee and the Company understand and agree that any and all claims and issues in such dispute shall be decided by such arbitration proceeding.

Notwithstanding the foregoing, this Award is subject to cancellation by the Company in its sole discretion unless the Grantee, by not later than _________, has signed a duplicate of this Agreement, in the space provided below, and returned the signed duplicate to the Executive Compensation Department - Phantom Stock (WO 1O23), Spectra Energy Corp, P. O. Box 1642, Houston, TX 77251-1642, which, if, and to the extent, permitted by the Executive Compensation Department, may be accomplished by electronic means.
[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and granted in Houston, Texas, to be effective as of the Date of Grant.

ATTEST:    SPECTRA ENERGY CORP

By:             By: ___________________________
Corporate Secretary         President & CEO, Spectra Energy Corp

Address for Notices:

5400 Westheimer Court
Mail Drop 1O23
Houston, Texas 77056

Attention: Karen Gowder

Acceptance of Phantom Stock Award

IN WITNESS OF Grantee’s acceptance of this Award and Grantee’s agreement to be bound by the provisions of this Agreement and the Plan, Grantee has signed this Agreement this _____ day of _____________________.

_______________________________
Grantee's Signature
_______________________________
(print name)

_______________________________
(employee ID)

Address for Notices:

_______________________________

_______________________________

_______________________________

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SCHEDULE A

This Schedule A and the provisions hereof shall apply to the Grantee if (and only if) the Grantee is on the payroll of one of the Company’s directly or indirectly held or majority or greater-owned subsidiaries or affiliates that is a United States entity.

Section 1.    For purposes of Section 2(b) of the Agreement, “permanent and total disability” shall have the meaning set forth in Code Section 22(e)(3).

Section 2.    The nonsolicitation period for purposes of Section 14 of the Agreement is a period of three (3) years following Grantee’s termination of employment with the Company and its affiliates.

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SCHEDULE B

This Schedule B and the provisions hereof shall apply to the Grantee if (and only if) the Grantee is on the payroll of one of the Company’s directly or indirectly held or majority or greater-owned subsidiaries or affiliates that is a Canadian entity.

Section 1.    For purposes of Section 2(b) of the Agreement, an individual shall be considered to have a “permanent and total disability” if the individual is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

Section 2.    The following provisions shall be incorporated at the end of Section 2(c) of the Agreement:

The date that the Grantee’s employment is terminated by the Company, including Subsidiaries, other than for Cause for the purposes of this Section 2(c) shall be deemed to be the date on which any notice of termination of employment provided to such Grantee is stated to be effective (or in the case of an alleged constructive dismissal, the date on which the alleged constructive dismissal is alleged to have occurred), and not during or as of the end of any period following such date during which the Grantee is in receipt of, or entitled to receive, statutory, contractual, or common law notice of termination or any compensation in lieu of such notice.

Section 3.    The following provisions shall be incorporated at the end of Section 4 of the Agreement:

The date of the termination of Grantee’s continuous employment with the Company, including Subsidiaries, for the purposes of this Section 4 shall be deemed to be the date on which any notice of termination of employment provided to or by such Grantee is stated to be effective (or in the case of an alleged constructive dismissal, the date on which the alleged constructive dismissal is alleged to have occurred), and not during or as of the end of any period following such date during which the Grantee is in receipt of, or entitled to receive, statutory, contractual, or common law notice of termination or any compensation in lieu of such notice.

Section 4.    The nonsolicitation period for purposes of Section 14 of the Agreement is a period of one (1) year following Grantee’s termination of employment with the Company and its affiliates.

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